EXHIBIT 4.6


                                ALLIED DOMECQ PLC


                                  RULES OF THE

                               DEFERRED BONUS PLAN


                   including amendments up to 6 November 2002


Linklaters

One Silk Street
London EC2Y 8HQ


Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222
Ref AC


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                   THE ALLIED DOMECQ DEFERRED BONUS PLAN RULES


1.    Meanings of words used

1.1   In these Rules:

      "ADS" means an American depository share representing ordinary shares of the Company;

      "Bonus Award" means an award of cash or forfeitable Shares made to a Participant in accordance with the Plan;

      "Committee" means the Board of Directors of the Company or a duly authorised committee of the Board;

      "Company" means Allied Domecq PLC;

      "Market Value" on any particular day means:

      (i) where the Bonus Award consists of ordinary shares the middle market quotation of an ordinary share as derived from the Daily Official List of the London Stock Exchange plc; and

      (ii) where the Bonus Award consists of ADSs, the average of the reported highest and lowest trading prices of an ADS as derived from the NYSE;

      "Matching Shares" means additional Shares to be awarded on the Release Date as determined under Rule 2.6;

      "NYSE" means the New York Stock Exchange;

      "Participant" means a person who has been selected to participate in the Plan under Rule 2.2, and includes his personal representatives where appropriate;

      "Participating Company" means the Company and any company which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985;

      "Performance Targets" means any targets specified for a financial year in relation to a Bonus Award;

      "Plan" means this plan known as "The Allied Domecq Deferred Bonus Plan" in its present form and as from time to time altered in accordance with the Rules;

      "Reconstruction" means any internal reconstruction or reorganisation of the Company which is not a Takeover, and includes an acquisition of the Company which does not involve a change in its ultimate control;

      "Release Date" means in the case of Shares comprised in the Bonus Award the date or dates from which the Shares are no longer subject to forfeiture or otherwise where the Participant is entitled to the legal title to the Shares under the Rules and in the case of Matching Shares the date or dates on which a Participant becomes entitled to receive any or some Matching Shares;

      "Rules" means these rules as amended from time to time;


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      "Shares" means ordinary shares or securities representing ordinary shares in the capital of the Company or, as the context may require, ADSs, and includes any shares representing them following a Reconstruction;

      "Takeover" means a takeover of the Company which is not a Reconstruction, and includes a merger, combination or amalgamation, and any form of change in the control of the Company, including a change in the ultimate control of the Company.

1.2 A Participant's employment with a Participating Company shall not be treated as having terminated unless he is no longer employed by any Participating Company.

2.    Operation of the Plan

2.1   Timing of Operation:

      The Committee may decide at any time and at its discretion when the Plan shall be operated.

2.2   Selection of Participants:

      In relation to any operation of the Plan the Committee may select any employees or executive directors of any Participating Company to be Participants in the Plan.

2.3   Performance Targets:

      Bonus Awards shall be subject to Performance Targets, set by the Committee, relating to the performance of the Participant and/or the Group against strategic targets for the financial year.

2.4   Limit on Bonus Awards:

      A Bonus Award shall not exceed 80% of the Participant's basic annual salary.

2.5   Nature of Bonus Awards:

      Bonus Awards shall consist of 75% cash and 25% forfeitable Shares, or such greater or lesser proportion of Shares as the Committee may determine from time to time during the relevant financial year having regard to Participants preference under rule 2.8.

2.6   Matching Shares:

      The Committee shall determine the number of Matching Shares to be awarded on the Release Date, which shall be in a ratio of no more than two Matching Shares for each Share comprised in a Bonus Award.

2.7   Release Date:

      The Committee shall determine the Release Date. The Committee may determine more than one Release Date in respect of a Bonus Award and an award of Matching Shares. If the Committee does this, it will determine the number of Shares subject to each Release Date and the Release Date shall, in relation to each part of a Bonus Award or award of Matching Shares, be construed accordingly. In the case of Shares comprised in a Bonus Award made to a Participant subject to income tax in the UK, the Release Date shall be not more than 5 years from the date on which the Bonus Award is made under Rule 4.

2.8   Participant's preference:


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      The Committee may consult with any Participant before determining the proportion of the Bonus Award to be made in Shares before the earlier of
      (i) expiration of the applicable financial year to which a Bonus Award relates and (ii) the announcement of the Bonus Award, but shall not be bound by any views expressed by the Participant.

2.9   Bonus Awards and Matching Shares (ADSs):

      The Committee may determine, in its absolute discretion, to award Bonus Awards and Matching Shares in the form of ADSs and references in these Rules to Shares, Bonus Awards and Matching Shares etc. shall be construed accordingly. Upon the Release Date of any Bonus Award and Matching Shares to acquire ADSs the Company will:

      (i) deliver or cause to be delivered to the ADS depository the requisite number of Shares representing the relevant ADSs and shall instruct the depository to issue the corresponding American Depository Receipts evidencing such ADSs to the Participant; or

      (ii)  make other arrangements for the Participant to acquire ADSs.

2.10  Payments in Cash:

      Any payment in cash may be satisfied in sterling or in US dollars.

2.11  Notice of Participation:

      Participants shall be notified in writing that they have been selected for participation in the Plan. The notice shall include details of the Performance Targets, the method of calculation of Bonus Awards, the proportion of the Bonus Award to be made in Shares, the Release Date, the forfeiture provisions and the ratio of Matching Shares. Participants shall also be notified of any change in the proportion of the Bonus Award to be made in Shares.

2.12  Joining the Plan during the financial year:

      The Committee may permit an employee to join the Plan part way through a financial year, on the basis that the Bonus Award is either reduced, for example by pro-rating from the date of entry, or payable for the full year, in its discretion.

2.13  Variation:

      This Rule applies if an event happens during the relevant financial year which may affect participation in the Plan.

      2.13.1 If there is a Takeover, each Participant shall be entitled to an immediate cash payment equal to 100% of his proposed Bonus Award, calculated on the assumption that the Performance Targets have been achieved at the maximum level. The Participant shall not be entitled to any amount in respect of Matching Shares.

      2.13.2 If there is a Reconstruction, participation in the Plan shall continue in accordance with notices of participation given under Rule 2.11, varied as may be appropriate under Rule 2.13.3. However, when Bonus Awards are made in accordance with Rule 4, the shares comprised in the Bonus Awards shall be shares in any new parent company of the Company.

      2.13.3 If any other circumstances arise which the Committee considers may affect participation in the Plan, the Committee may vary all or any of the terms set out in


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             the notice or participation, either generally or in respect or any particular Participant.

3.    Termination of Employment during the Financial Year

3.1 If a Participant's employment with any Participating Company terminates during the financial year by reason of retirement, redundancy or death, he shall have an entitlement to a pro-rated Bonus Award under Rule 4. At the discretion of the Committee the ratio of Matching Shares may be reduced, including a reduction to nil, the Release Date may be advanced, and the Bonus Award may be made entirely in cash rather than wholly or partly in Shares.

3.2 If a Participant's employment with any Participating Company terminates during the financial year for any reason other than retirement, redundancy or death, he shall not receive any Bonus Award unless the Committee decides otherwise.

4.    Making of Bonus Awards

4.1   Calculation of Bonus Award:

      As soon as practicable after the end of the financial year, the Performance Targets shall be evaluated, and the amount of each Participant's Bonus Award shall be calculated.

4.2   Bonus Awards in Cash:

      Bonus Awards payable in cash shall be paid as soon as practicable by the Company or, where relevant the Participating Company employing the Participant, subject to such deductions of tax and otherwise as are required by law.

4.3   Bonus Awards in Shares:

      The number of Shares comprised in a Bonus Award in Shares shall be calculated on the basis of the average Market Value of a Share over the 5 dealing days immediately preceding the date on which the Bonus Awards are made, or on such other basis as the Committee may determine.

4.4 The Company shall award to each Participant the number of Shares comprised in the Bonus Award and grant the right to receive the appropriate ratio of Matching Shares, on the Release Date, conditional on the Participant remaining in the employment of a Participating Company until the Release Date, in accordance with Rule 6.

4.5 The award of Bonus Shares shall be conditional on and shall not take effect until the Company has received notification in a form determined by the Company that the Participant agrees to allow his Shares to be held on his behalf until the Release Date or otherwise where the risk of forfeiture falls away and agrees to any other condition as may be specified.

      If a Participant so requests, the Committee may determine to satisfy any entitlement to Bonus Awards with the appropriate number of ADSs. Any payment of taxes in respect of satisfying Bonus Awards in this way will be met by the Participant.

5.    Participant's Rights before the Release Date

5.1   Matching Shares:



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      The following shall apply in respect of Matching Shares:

      5.1.1 No shareholder rights: Before the Release Date the Participant has no rights to dividends, voting or otherwise in respect of any Matching Shares.

      5.1.2 Variation of share capital etc.: The Committee may vary the number of Matching Shares to take account of any variation of the share capital of the Company, or any special dividend or other transaction which might adversely affect the value of the Shares, to ensure that the Participant is not disadvantaged.

      5.1.3 Takeover: In the event of a Takeover, any Matching Shares or cash of equivalent value, shall be transferred to the Participant as soon as practicable.

      5.1.4 Reconstruction: In the event of a Reconstruction, the Participant's right to the Matching Shares is replaced by a right to the appropriate number of shares in the new parent company.

      5.1.5 Other events: The Committee has discretion to take such action as it may think appropriate if other events happen which may have an effect on Bonus Awards.

5.2   Bonus Shares:

      The following shall apply in respect of Shares comprised in a Bonus Award:

      5.2.1 Shareholder rights: The Participant shall be entitled to all rights in respect of Shares comprised in a Bonus Award with effect from the date the award is made under Rule 4.4, except rights in respect of which the record date was before the date of award or in the case where Shares comprised in a Bonus Award are forfeited in respect of which the record date was after the date of forfeiture.

      5.2.2 Other rights: Shares or other securities issued in respect of Shares comprised in a Bonus Award shall be retained as if they were Shares comprised in the Bonus Award from which they derive. In the event of a rights issue, the Company shall, if the Participant requests procure the transfer to the Participant of any shares or other securities acquired with funds provided by the Participant.

      5.2.3 Takeover: In the event of a Takeover the Shares comprised in a Bonus Award shall cease to be subject to the risk of forfeiture and the Takeover shall be treated in respect of those Shares as the Release Date.

6.    Termination of employment before the Release Date

6.1   General rule:

      Subject to Rule 6.3 if a Participant's employment with any Participating Company terminates before the Release Date, he shall be unconditionally entitled to the Shares comprised in his Bonus Award and shall not receive any Matching Shares. This general rule is subject to the following exceptions:

6.2   Death etc.:

      If a Participant's employment with any Participating Company terminates by reason of death, disability, injury, ill health, retirement, redundancy, or the disposal of the Participating Company or part of the business for which he works, he is unconditionally entitled to receive a proportion of his Matching Shares, calculated by expressing the number of whole months remaining after the termination of employment before the


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      Release Date as a percentage of the number of whole months between the end of the financial year and the Release Date, and by reducing the total number of Matching Shares by that percentage. However, the Committee may in its discretion decide that he shall be entitled to a greater number of Matching Shares.

6.3   Misconduct:

      If a Participant's employment with any Participating Company is terminated before the Release Date in circumstances in which the Participant is (or may be) in breach of his contract of employment or if a Participant's employment with any Participating Company is terminated before the Release Date by reason of gross or persistent misconduct, then unless the Committee decides otherwise he shall not be entitled to receive any Matching Shares and Shares comprised in his Bonus Award shall be forfeited.

6.4   Other terminations:

      If the Participant's employment with any Participating Company terminates before the Release Date for any other reason, the Committee may make such determination as it considers appropriate in relation to the number of Matching Shares which are released to the Participant (if any), and the time of the release.

7.    Release Date

7.1   Transfer of Shares:

      Subject to Rule 6.1, the full legal title to the Shares comprised in his Bonus Award (and any Matching Shares) shall be transferred to the Participant on the Release Date, or on such earlier date as may apply under Rule 6.

7.2   Early Release:

      If special circumstances exist, the Committee may determine that all or any of the Shares comprised in a Bonus Award (including Matching Shares) should be transferred to the Participant before the Release Date.

7.3   Rights in respect of Shares transferred:

      The Participant shall be entitled to all rights in respect of Matching Shares transferred to him with effect from the date of transfer, except rights in respect of which the record date was before the date of transfer.

7.4   Articles of Association:

      Any Shares acquired on the Release Date will be subject to the Articles of Association of the Company from time to time in force. Any ADSs acquired on the Release Date will, in addition, be subject to the terms of the deposit agreement between the Company and the depository.

7.5   Cash equivalent:

      The Committee may decide that any entitlement to Matching Shares may be satisfied by the transfer of an equivalent amount in cash, subject to deduction of tax and social security contributions as may be required by law.


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8.    General

8.1   Documents sent to shareholders:

      The Company is not obliged to send to Participants copies of any documents or notices sent to the holders of its Shares. The Company may send to Participants copies of any documents or notices normally sent to the holder of its Shares (including such notices or documents required to be sent to Participants resident in the United States in accordance with the rules and regulations under the US Securities Exchange Act 1934 as amended).

8.2   Reimbursement:

      Each relevant Participating Company shall reimburse the Company for any costs incurred in connection with the Bonus Awards to Participants who are employed by them.

8.3   Withholding:

      The Company, and any relevant Participating Company, may withhold any amounts or make such arrangements, including the sale of any Shares on behalf of any Participant, as may be necessary or desirable to meet any liability to taxation or social security contributions in respect of any Participant's benefit under the Plan.

8.4   Committee's decisions final and binding:

      The decision of the Committee in connection with any interpretation of the Plan Rules or in any dispute relating to any matter relating to the Plan shall be final and conclusive.

8.5   Regulations:

      The Committee may from time to time make or vary regulations for the administration and operation of the Plan, provided that they are not inconsistent with these Rules.

8.6   Operation of the Plan:

      8.6.1 Whether or not the Plan is operated is at the discretion of the Committee. Nothing in these Plan rules or the operation of the Plan will form part of the contract of employment or employment relationship of a Participant, employee or executive director or any other person (together, "Employees"). The rights and obligations of an Employee are separate from, and are not affected by, the Plan.

      8.6.2 No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level and participation in one operation of the Plan does not imply participation, or consideration for participation, in the next or any subsequent operation. Operation of the Plan or participation in it shall not create any right to, or expectation of, continued employment.

      8.6.3 An Employee has no rights in respect of the operation of the Plan or the exercise of any discretion or the taking of any decision which relates to, or affects, the Plan. Any, and all, discretions and decisions whatsoever in respect of, or which affect, the Plan may be exercised or taken in a manner which is detrimental to the Employee, even if such exercise or decision could be regarded as being capricious or unreasonable or in breach of any implied term between the Employee and his employer, including the implied duty of trust and confidence. Any such implied term is expressly excluded and overridden by this Rule 8.6.


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      8.6.4 No Employee will have any right to compensation or damages or any other sum or benefit whatsoever in respect of the Plan, including:

            (i) in respect of eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

            (ii) any exercise of a discretion or decision taken in relation to the Plan;

            (iii) any loss or reduction of any rights or expectation under the
                  Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

            (iv) the operation or amendment of the Plan (whether to the detriment of the Employee or otherwise); and

            (v) any other decision taken which affects the Plan or its operation (whether to the detriment of the Employee or otherwise).

      8.6.5 Participation in the Plan is permitted only on the basis that any rights as might otherwise arise are excluded and, in consideration for, and as a condition to, participating in the Plan, the Employee waives all and any such rights.

      8.6.6 Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee and no such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan, but this does not affect any right or remedy of a third party which exists or is available other than those available under that Act.

      8.6.7 For the avoidance of doubt, this rule will apply throughout any Employee's employment and will continue to apply even where an Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful) and following the termination of his employment (whether such termination is lawful or unlawful).

8.7   Approvals in the United States:

      This Rule 8.7 shall apply to participants in the United States. The obligation of the Company to award Shares and Matching Shares under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

      Each credit of Shares or Matching Shares is subject to the requirement that, if at any time the Committee determines, in its discretion, that the listing, registration or qualification of Shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares or Matching Shares, no payment shall be made, or Shares or Matching Shares issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions in a manner acceptable to the Committee.

      In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required under the Securities Act, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Company in writing that such Shares will be disposed of only if registered


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      for sale under the Securities Act or if there is an available exemption for such disposition, and, without limitation may provide for a legending of such Shares to that effect.

8.8   Unfunded Nature of Matching Shares:

      Matching Shares is solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Each Participant's right in the Matching Shares is limited to the right to receive payment, if any, as may herein be provided. The award of Matching Shares does not constitute Shares and shall not be treated as (or as giving rise to) property or as a trust fund of any kind. The right of any Participant to receive payments, with respect to Matching Shares, by virtue of participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. Nothing contained in the Plan shall be construed to give any Participant any rights with respect to Matching Shares or any ownership interest in the Company, except to receive Matching Shares as expressly provided for herein and in Rule 2.6.

9.    Amendment and Termination

9.1   Power of amendment:

      Subject to the following provisions of this Rule, the Committee may at any time alter or add to the provisions of the Plan in any respect.

9.2   Participants' consent:

      No amendment shall be made which would have the effect of abrogating or altering adversely in any material respect any of the subsisting rights of Participants, except with the consent of a majority of the Participants.

9.3   Notice:

      As soon as reasonably practicable after making any alteration to the Plan, the Committee will give written notice to any Participant materially affected by the alteration.

9.4   Data protection:

      By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to the Company for all purposes relating to the operation of the Plan. These include, but are not limited to:

      9.4.1 administering and maintaining Participant records;

      9.4.2 providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

      9.4.3 providing information to future purchasers of the Company or the business in which the Participant works;

      9.4.4 transferring information about the Participant to a country or territory outside the European Economic Area.

9.5   Termination of the Plan:

      The Committee may terminate the Plan at any time, without prejudice to any rights subsisting under it at the time of termination.


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10.   Governing Law

      The Plan is governed by and construed in accordance with English law. Any Participating Company and all Participants shall submit to the jurisdiction of the English Courts as regards any matter arising under the Plan.

                    The Allied Domecq PLC Deferred Bonus Plan

                                    Schedule

                            Conditional Share Awards

The rules of the Allied Domecq PLC Deferred Bonus Plan will apply to Bonus Awards made under this Schedule, subject to the alterations set out below:

1.    Definitions

      "Bonus Award" means an award of cash or, upon the satisfaction of certain conditions, the future right to receive Shares made to a Participant in accordance with the Plan;

      "Dividend Shares" means the additional Shares calculated as set out in Paragraph 4.3 of this Schedule, to be awarded to Participants on the Release Date;

      "Release Date" means the date or dates on which a Participant becomes entitled to receive the Shares comprised in his Bonus Award and any Matching Shares as determined under Rule 2.7.

2.    Operation of the Plan

2.1 The word "forfeitable" shall be deleted in Rule 2.5 and the following sentence shall be added to the end of Rule 2.5 (as amended):

      "A Bonus Award of Shares shall be conditional on continued employment until the Release Date in accordance with Rule 6";

2.2   The last sentence of Rule 2.7 shall be deleted;

2.3   The words "the forfeiture provisions" shall be deleted in Rule 2.11.

3.    Making of Bonus Awards

3.1   Rule 4.4 shall be deleted and replaced with the following wording:

      "4.4 The Company shall grant to each Participant the right to receive the number of Shares comprised in the Bonus Award together with the appropriate ratio of Matching Shares, on the Release Date, conditional on the Participant remaining in the employment of a Participating Company until the Release Date, in accordance with Rule 6.";

3.2   Rule 4.5 shall be deleted.

4.    Participants' Rights before the Release Date

4.1   Rule 5.1 shall be deleted and replaced by the following wording:


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      "5.1 No Shareholder rights: Before the Release Date the Participant has no rights to dividends, voting or otherwise in respect of any Shares comprised in a Bonus Award or in respect of any Matching Shares.

      5.2 Variation of share capital etc.: The Committee may vary the number of Shares comprised in a Bonus Award (including the Matching Shares) to take account of any variation of the share capital of the Company, or any special dividend or other transaction which might adversely affect the value of the Shares, to ensure that the Participant is not disadvantaged.

      5.3 Takeover: In the event of a Takeover, the Shares comprised in a Bonus Award and the Matching Shares, or cash of equivalent value, shall be transferred to the Participant as soon as practicable.

      5.4 Reconstruction: In the event of a Reconstruction, the Participant's right to the Shares comprised in a Bonus Award (including the Matching Shares) is replaced by a right to the appropriate number of shares in the new parent company.

      5.5 Other events: The Committee has discretion to take such action as it may think appropriate if other events happen which may have an effect on Bonus Awards."

4.2   Rule 5.2 shall be deleted;

4.3   The following new Rule 5.3 shall be inserted:

      "5.3 Dividend Re-Investment

      Prior to the Release Date, the Committee shall, within 14 days following the payment of any dividend in respect of Shares:

      5.3.1 calculate the amount of the net dividend for the number of Shares comprised in the Bonus Award, but not Matching Shares (the "dividend amount"); and

      5.3.2 calculate the number of Shares which can be bought with the dividend amount at Market Value over the five dealing days immediately preceding the date the dividend was paid; and

      5.3.3 increase the number of Shares comprised in a Bonus Award (but not Matching Shares) by that number.

5.    Termination of employment before the Release Date

5.1   Rule 6.1 shall be deleted and replaced with the following wording:

"6.1 General rule: Subject to Rule 6.3 if a Participant's employment with any Participating Company terminates before the Release Date, he shall be entitled to the Shares comprised in his Bonus Award but not to any Matching Shares. This general rule is subject to the following exceptions:"

5.2 The word "Matching" and the phrase "Shares Comprised in his Bonus Award shall be forfeit" shall be deleted in Rule 6.3;

6.    Release Date

6.1   The words "full legal title to the" shall be deleted in Rule 7.1;

6.2   The word "Matching" shall be deleted in Rule 7.3 and 7.4.


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